Directors' Compensation Plan

1.   Eligibility  All Non-Employee Directors of the Company on January 1 of any calendar year commencing on or after January 1, 2002 shall be entitled to receive compensation under the Directors' Compensation Plan (the "Plan") as compensation for their service on the Board and attendance at meetings of the Board and Committees of the Board during the preceding calendar year.

2.   Shares Subject to the Plan.  There shall be reserved 1,000,000 shares of the Company's Common Stock (the "Plan Shares") for issuance to the Company's Directors under the Plan.

3.   Sole Form of Compensation.  No Director shall receive any compensation for his or her service on the Board or on any Board Committee other than that which may be granted hereunder; provided, that nothing herein shall be deemed to negate, invalidate, or supersede any separate written agreement between the Company and any individual Director.

4.   Administration of the Plan.  The Plan shall be administered by the Compensation Committee.  The recommendations of the Compensation Committee as to the Non-Employee Directors' compensation for their service on the Board shall be submitted to the entire Board of Directors, solely for the Board's review and approval of the issuance of Plan Shares as recommended by the Compensation Committee.

5.   Certain Defined Terms.  As used in this Plan, the following terms shall have the meanings given to them below.

(a)  "Average Fair Market Value" will mean the average of the daily Fair Market Values of the Company's stock over the relevant calendar year;

(b)  "Book Value" will mean the year-end book value of the Company's Common Stock, as set forth in the Company's audited financial statements for the relevant year;

(c)   "Fair Market Value" will be determined in accordance with Section 7, below.

(d)   "Meeting Value" will mean the aggregate amount determined by multiplying (i) the number of Board and Committee Meetings attended by each Director during any given calendar year by (ii) the compensation due for each such Meeting.  Subject, from time to time, to such adjustments as the Compensation Committee, in its sole discretion deems appropriate, for purposes of calculating the Meeting Value, attendance at a Board Meeting shall be valued at approximately $3,000 per Board Meeting and attendance at a Committee Meeting shall be valued at approximately $1,000 per meeting.

(e)  "Non-Employee Directors" means those members of the Company's Board of Directors who do not otherwise receive compensation from the Company.

6.   Compensation Under the Plan.

(a)  Compensation Calculation.

(i)        The Directors will receive only shares of Company stock as compensation for attending Board and Committee Meetings; and

(ii)       Each Director will receive a number of shares of Common Stock for each year which is equal to the quotient of (A) that Director's Meeting Value, divided by (B) the higher of the Book Value of the Company's Common Stock for that year or the Average Fair Market Value of such stock over the course of that year; and

(iii)      Notwithstanding clause (ii) of this Section 6(a), in no instance may the price per share of Common Stock, as calculated in accordance with clause (ii) hereof, be lower than the Fair Market Value on the date of the grant of such shares.

7.   Fair Market Value. The fair market value of the Company's Common Stock for purposes of this Plan shall be determined as follows:

(a)  If the Common Stock is then traded on any nationally recognized or major regional stock exchange, then on the basis of the closing sale price for the Common Stock on the most senior exchange on which it is then traded; provided, that if on any given day there is no recorded sale, then the applicable value shall be such price on the last previous trading day;

(b)  If the Common Stock is not traded on any nationally recognized or major regional stock exchange, but is quoted on a commonly available stock quotation system, then on the average of the bid and asked prices so quoted at the close of the trading day; and

(c)  If the Common Stock is neither traded on a nationally recognized or major regional stock exchange nor quoted on an commonly available stock quotation system, then on the basis of any reasonable valuation analysis that may be selected in good faith by the Compensation Committee.

8.   Restrictions on Disposition of Plan Shares.

(a)  The Plan Shares have not been registered under the Securities Act of 1933, as amended (the "Act").  The Plan Shares may not be offered, sold, otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of unless and until a registration statement under the Act is in effect as to such transfer or, in the opinion of counsel for the Company, registration under the Act is unnecessary in order for such transfer to comply with the Act or unless sold pursuant to Rule 144 of the Act.

(b)  For so long as the Company remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission thereunder, no Plan Shares may be sold or otherwise disposed of by the recipient Director:

(i)        During any period commencing ten (10) days prior to the filing of any regular Annual Report or Quarterly Report with the SEC and ending on the date which is three (3) Business Days after any such report has been filed; or

(ii)       During the period commencing with the filing of any Current Report with the SEC and ending on the date which is three (3) Business Days after any such Report has been filed; and

(c)  The Plan Shares may never be sold (other than to the Company) at a time when the seller is in possession of any material information about the Company or its business or financial affairs or prospects which has not been publicly disclosed or generally available to the public for at least three (3) Business Days.